Exhibit 5.1

1 July 2014

By Courier and Email

Golar LNG Limited
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton HM 08
Bermuda

Dear Sirs

Re:         Golar LNG Limited (the "Company")

1.            Subject of Opinion

We are lawyers duly qualified to practise in Bermuda. This opinion as to the laws of Bermuda is addressed to you in connection with (i) the Company's public offering (the "Offering") of 12,650,000 common shares of par value US$1.00 per share in the share capital of the Company (the "Shares") and (ii) the preparation of a registration statement on Form F-3 (File No. 333196992) (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the Securities and Exchange Commission (the "Commission") on 24 June 2014 under the Securities Act of 1933, as amended (the "Securities Act").

2.           Documents Examined

For the purposes of this opinion we have examined and relied upon originals or copies of the following:

2.1           the Registration Statement;

2.2
certified copies dated 1 July 2014 of minutes of a meeting of the Board of Directors of the Company passed on 24 June 2014 and written resolutions of the Pricing Committee of the Board of Directors of the Company adopted on 24 June 2014 (the "Resolutions");

2.3	a copy of the following documents for the Company, as certified by the secretary of the Company (the "Secretary") on 1 July 2014:

(a)           Certificate of Incorporation;

(b)           Memorandum of Association;

(c)           Bye-laws;

(d)           Register of Directors and Officers; and

(e)           Tax Assurance Certificate;

2.4	a certificate dated 30 June 2014 from Computershare, as registrar and transfer agent for the Shares (the "Registrar and Transfer Agent's Letter");

2.5	a cross receipt dated 30 June 2014 of the Company (the "Cross Receipt"); and

2.6	such other documents as we have deemed necessary in order to render this opinion

(together the "Documents").

As to questions of fact relevant to this opinion, we have relied upon certificates issued by the Government of Bermuda or agencies thereof and by officers and agents of the Company, which matters of fact we have not independently verified.

3.            Opinion Limited to Bermuda Law

We have not investigated the laws of any country other than Bermuda and this opinion is given only with respect to compliance with or matters governed by Bermuda law. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof and is governed by, and should be construed in accordance with, those laws. This opinion is also limited to the matters stated herein and no opinion is to be implied or may be inferred beyond the matters expressly stated herein. We give this opinion on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

4.            Assumptions

In giving this opinion, we have assumed:

4.1
the authenticity, accuracy and completeness of all of the Documents (including, without limitation, public records) submitted to us as originals and the conformity to authentic original documents of all of the Documents submitted to us as certified, electronic or photostatic copies;

4.2	the genuineness of all signatures on the Documents submitted to us;

4.3
the truth, accuracy and completeness as at the date hereof of all representations as to factual matters, warranties and statements of fact or law, other than as to the laws of Bermuda, made in any of the Documents;

4.4	the authority, capacity and power of each of the persons signing the Documents submitted to us (other than directors or officers of the Company);

4.5
that the Resolutions certified as being true and accurate and provided to us in connection with the giving of this opinion were duly adopted by the duly elected or appointed directors of the Company or any duly constituted committee thereof; that any provisions contained in the Companies Act 1981 of Bermuda, as amended, (the "Companies Act") or the bye-laws of the Company relating to the declaration of directors' interests and the convening of, the quorum required for, and voting at the meetings of the directors and the adopting of written resolutions of the directors were duly observed; and that the Resolutions have not been amended or rescinded, either in whole or in part, and are in full force and effect; and

4.6	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein.

5.            Opinion

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of Bermuda, the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

6.            Reservations

This opinion is subject to the following reservation:

Any reference in this opinion to shares being "non-assessable" means, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

7.            Disclosure

This opinion has been prepared for use in connection with the filing by the Company of a current report on Form 6-K which will be incorporated by reference into the Registration Statement and the prospectus thereto and is not to be relied upon in respect of any other matter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the above-described Form 6-K and to the reference to our firm under the caption "Legal Matters" in the prospectus attached to the Registration Statement, without admitting that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act.

We assume no responsibility to review or update this opinion if applicable law or the existing facts or circumstances should change after the date hereof.

Yours faithfully

/s/MJM Limited
MJM LIMITED